Exhibit 10.2

February 13, 2019

Mr. Kenneth Piña

627 Vassar Road

Wayne, PA 19087

Dear Ken:

As an executive officer of Pernix Therapeutics, LLC. (the “Company”), you are one of a core group of the Company’s key management employees. To encourage and reward your continued loyalty and dedication to the Company through the remainder of 2019, our Board of Directors has approved a special one-time cash bonus payment payable to you subject to the conditions outlined below (the “Special Bonus”).

The amount of your Special Bonus is $250,000.00, which is an amount equal to 69.4% of your present annual base salary. The Special Bonus will be payable in a single lump sum immediately on the date of this letter and will offset any potential bonus payments that you would otherwise receive from the Company for the 2018 fiscal year.

If you are terminated by the Company for Cause1 or if you resign from your employment with the Company without Good Reason2 prior to December 31,

 ____________________

1 For these purposes, “Cause” means the unanimous determination by the Board of Directors, after written notice to you, a reasonable opportunity to cure (if capable of being cured) and the opportunity to be heard, that one or more of the following events has occurred: (i) your willful failure to perform your material duties with the Company; (ii) any willful failure to follow lawful instructions of the Board of Directors; (iii) any material violation of the material policies of the Company as set forth in a written code of conduct or similar document; (iv) any act of gross negligence, fraud or willful misconduct by you that is materially injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (v) your indictment for any felony or any crime involving moral turpitude; (vi) any misappropriation or embezzlement of the property of the Company, or any of its parents, subsidiaries or affiliates; or (vii) any material breach by you of this letter agreement.

2 For these purposes, “Good Reason” means the occurrence of any of following events or conditions unless you have expressly consented in writing thereto or unless the event is remedied by the Company after receiving notice thereof from you: (i) removal from your position as Senior Vice President, Chief Legal & Compliance Officer and Corporate Secretary of the Company; (ii) material reduction of your duties or responsibilities or the assignment of duties materially inconsistent with your position as Senior Vice President, Chief Legal & Compliance Officer and Corporate Secretary; (iii) a material reduction of your then-current base salary; (iv) the Company requiring you to be based at a location more than forty (40) miles from your existing location; or (v) any material breach of this letter agreement by the Company; in all cases after notice is provided by you to the Company within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the Company fails to cure such situation within thirty (30) days after said notice.

2019, you will promptly pay to the Company an amount equal to the after-tax value of 100% of the Special Bonus.

In addition, notwithstanding anything to the contrary in this letter agreement, if a substantial portion of the assets of the Company are transferred to one or more acquirers and your employment is terminated without cause in connection with such transfer, you will not be required to repay your Special bonus if (a) you are not offered employment by such acquirer on terms substantially similar to your current position with the Company or (b) you accept an offer of employment extended by such acquirer.

This letter agreement and your entitlement to the Special Bonus will be effective only if you sign and return this letter agreement to me by the close of business today. By signing and returning this letter agreement you agree to the terms of this letter agreement and acknowledge and agree that:

(1) This letter agreement and the payment of the Special Bonus will be governed solely by the laws of the State of Delaware, without reference to principles of conflict of law or the laws of any other state. Any dispute regarding payment of the Special Bonus shall be adjudicated solely by the State or Federal courts sitting in the State of Delaware;

(2) You will remain an “at-will” employee, nothing in this letter agreement guaranties your continued employment and you or the Company may terminate your employment relationship at any time for any reason; and

(3) This letter agreement contains the entire understanding between you and the Company with respect to the matters addressed in this letter agreement and the terms of this letter agreement may not be modified, except by a written amendment signed by you and the Company.

If the terms of this letter agreement are acceptable to you, please indicate your acceptance by signing below and returning the signed copy to Chis Bordiuk, Vice President of Human Resources.

Very truly yours,

/s/ John Sedor
John Sedor Chief Executive Officer

ACCEPTED AND AGREED:

  /s/ Kenneth R. Piña

Kenneth R. Piña